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                                                                    Exhibit 99.a

                                 Financial News
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ONEOK, Inc.                            Contact:  Weldon Watson, 918/588-7158
P.O. Box 871
Tulsa, OK 74102-0871                For Immediate Release:  February 8, 2000


                        ONEOK TO PURCHASE KINDER MORGAN
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                              MID-CONTINENT ASSETS
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        Tulsa, Oklahoma - Kinder Morgan, Inc. and ONEOK, Inc., today announced they have signed a definitive agreement for ONEOK to purchase all of KMI's natural gas gathering and processing businesses in Oklahoma, Kansas and West Texas. In addition, ONEOK agreed to purchase KMI's marketing and trading business, as well as certain storage and transmission pipelines in the mid-continent region.

        As consideration, ONEOK will pay KMI approximately $114 million plus an amount equal to net working capital at closing; assume the operating lease associated with the Bushton, Kansas gas processing plant; and assume long-term capacity commitments on Natural Gas Pipeline Company of America and on Kinder Morgan Interstate Gas Transmission (formerly KN Interstate Gas Transmission Co.).

        David Kyle, president and chief operating officer of ONEOK, Inc., said, "This is a continuation of our strategy of expanding our ownership of natural gas assets and marketing capabilities in the mid-continent region. This acquisition represents in excess of 12,000 miles of pipeline, six gas processing plants with capacity of 1.26 billion cubic feet per day and 10.5 billion cubic feet of storage. When we combine these assets with our existing assets and those to be added with the Dynegy transaction announced last week we will be able to take advantage of operating synergies. We expect this transaction to be accretive to earnings the first year even without those synergies."

        Rich Kinder, chairman and chief executive officer of KMI said, "Last fall, we announced our intention to exit these businesses as part of our "back to basics" strategy. With this sale, KMI's divestiture program is

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more than 80% complete. The sales proceeds are consistent with the estimates we made in the fourth quarter as part of the write-down of discontinued operations. The combination of cash, assumption of the Bushton lease and long-term capacity agreements will further strengthen our balance sheet and other credit characteristics. Going forward, we will focus on growing our core, fee-based businesses."

     Kinder Morgan, Inc. (NYSE:KMI) is one of the largest midstream energy companies in America, operating more than 30,000 miles of natural gas and products pipelines in 26 states. It also has significant retail distribution, marketing, gathering, electric generation and terminal assets. Kinder Morgan, Inc., through its general partner interest, operates Kinder Morgan Energy Partners, L. P., America's largest pipeline master limited partnership. Combined, the two companies have an enterprise value of approximately $10 billion.

     ONEOK, Inc. (NYSE: OKE) is an integrated natural gas company involved in production, processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's natural gas marketing operations provide service to customers in 25 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers.

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Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Additional information about ONEOK is available on the ONEOK web site at www.oneok.com. Service area maps and logos are available under Media Kit.

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